Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: October 1, 2003

George Kaiser Family Foundation

By:	/s/ Frederic Dorwart, Co-Trustee
Frederic Dorwart, Co-Trustee

Kaiser Francis Charitable Income Trust B

By:	/s/ Frederic Dorwart, Co-Trustee
Frederic Dorwart, Co-Trustee

/s/ George B. Kaiser George B. Kaiser

Cactus Drilling Company, L.L.C By: its Sole Member

By:	/s/ George B. Kaiser
George B. Kaiser

Gas Stock Purchase Fund 4 By: its Agent

By:	/s/ George B. Kaiser
George B. Kaiser